EXHIBIT 6.4

Share Purchase Agreement

This Share Purchase Agreement, dated as of March 28th, 2023 (this “Agreement”) by and among Immersive Brand Concepts, Inc., a Wyoming corporation (hereinafter referred to as “IMMERSIVE”), the shareholders of IMMERSIVE set forth on Schedule I hereto (the “IMMERSIVE Shareholders”), and Sibannac Inc., a Nevada corporation (“SNNC”), and the controlling stockholders of SNNC set forth on Schedule II hereto (the “SNNC Controlling Stockholders”).

WHEREAS the IMMERSIVE Shareholders own Five-Million class A Preferred shares which represents 100% of the issued and outstanding Preferred shares of IMMERSIVE (such shares being hereinafter referred to as the “IMMERSIVE Shares”) and 25 million shares of common stock, representing 100% of the company’s common stock.

WHEREAS it is the intention of the parties that upon the Closing (as hereinafter defined): (i) IMMERSIVE shall initially become a 100% owned subsidiary of SNNC; and (ii) SNNC shall assume ownership and title to the assets of IMMERSIVE.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

Article I.Purchase Of IMMERSIVE Shares for Sibannac Note

Section 1.01 SNNC shall purchase all of the IMMERSIVE Preferred and Common shares via a Promissory note in the amount of $2,000,000 (Schedule D) plus 2,000,000 shares of SNNC Class A Common voting stock of SNNC. Parties mutually agree that IMMERSIVE, subsequent to the closing, will file an S-1 registration. Further, Parties acknowledge the $2 million note will be retired from the proceeds from the S-1 registration.

Section 1.02 Closing and Actions at Closing. The closing of the Purchase Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures at Wednesday March 28th, 2023 on the day the conditions to closing set forth in Articles V and VI herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the “Closing Date”).

Section 1.03 Spin-out of Stock. 49% of IMMERSIVE shares or 12,250,000 shall be subject to a spin- out immediately to a new entity created by IMMERSIVE. SNNC shall not sell or in any way hypothecate any remaining shares of IMMERSIVE following the spin-out for a period of one year.

Section 1.04 Earn-back of Stock. The earn-back of 41.2% of SNNC’s 51% position of IMMERSIVE stock (or 21%) leaving SNNC with a 30% position as a result of any one of the following:

a.	Independent investment of $2,000,000, or
b.	Commencing at month 13 following closing, one month of gross revenue of $500,000, or
c.	Sale of company to third-party, or
d.	Mutual agreement to substitute SNNC shares in lieu of IMMERSIVE shares.

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Section 1.05 Requirements of further earn-back of any of SNNC’s remaining 30% position of IMMERSIVE stock at various milestones noted in Schedule F, which if fully earned, are not to exceed 20% of the original 25,000,000 issued with 10% remaining to SNNC. Parties mutually agree that any earn-back will be deemed earned, not accessible. Further, both Parties agree that SNNC cannot and will not issue any common stock for one year.

Section 1.06 Representations and Warranties.

a.	Regarding termination of any employee is to be limited only on conviction of Federal or State felony.
b.	Expenditures. Two signatures for payments over $10,000.
c.	Preferred stock has no vote on mergers, acquisitions or asset transfers or sale of the company. Voting is limited to operational functions only.
d.	Distributions. The first distribution to be made no earlier than 18 months from the date of signing. Distributions to be calculated on EBITDA. Distributions will be calculated on a pro-rata basis based on percentage of ownership at time of distribution. Successive distributions to be made every 6 months. By mutual agreement, distributions may be made as loans.
e.	Sibannac to have one board seat.

Article II.Representations And Warranties of Sibannac

SNNC and the SNNC Controlling Stockholders represent, warrant, and agree that all of the statements in the following subsections of this Article II are true and complete as of the date hereof.

Section 2.01 Corporate Organization

(a)	SNNC is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of SNNC. “Material Adverse Effect” means, when used with respect to SNNC, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of SNNC, or materially impair the ability of SNNC to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement; or (ii) changes in the U.S. securities markets generally.

(b)	Copies of the Articles of Incorporation and Bylaws of SNNC with all amendments thereto, as of the date hereof (the “SNNC Charter Documents”), have been furnished to IMMERSIVE, and such copies are accurate and complete as of the date hereof. The minute books of SNNC are current as required by law, contain the minutes of all meetings of the SNNC Board and stockholders of SNNC from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the SNNC Board and stockholders of SNNC. SNNC is not in violation of any of the provisions of the SNNC Charter Documents.

Section 2.02 Capitalization of SNNC.

(a)	The authorized capital stock of SNNC consists of 300,000,000 shares authorized as common stock, par value $0.0001, of which 80,142,821 are issued and outstanding.

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(b)	All the issued and outstanding shares of common stock of SNNC immediately prior to this Share Exchange are, and all shares of common stock of SNNC when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, will have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and will have been issued free of preemptive rights of any security holder. Except with respect to securities to be issued in connection with the Share Exchange and to the IMMERSIVE Shareholders pursuant to the terms hereof, as of the date of this Agreement there are no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any shares of SNNC’s capital stock, nor are there or will there be any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, pre-emptive rights or rights of first refusal with respect to SNNC or any capital or common stock, or any voting trusts, proxies or other agreements, understandings or restrictions with respect to the voting of SNNC’s capital stock. There are no registration or anti-dilution rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which SNNC is a party or by which it is bound with respect to any equity security of any class of SNNC. SNNC is not a party to, and it has no knowledge of, any agreement restricting the transfer of any shares of the capital stock of SNNC. The issuance of all the shares of SNNC described in this Section 2.02 have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of SNNC has any right to rescind or bring any other claim against SNNC for failure to comply with the Securities Act, or state securities laws.

(c)	There are no outstanding contractual obligations (contingent or otherwise) of SNNC to retire, repurchase, redeem, or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, SNNC or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

Section 2.03 Outstanding Agreements. Other than in the ordinary course of business, there are no outstanding agreements to which SNNC is a party or any agreements contemplated by SNNC.

Section 2.04 Marketing. The parties agree that Silk Road Entertainment, Inc., a Nevada corporation, located at 6077 Fort Apache Rd., Ste 140, Las Vegas, NV 89148 shall be retained under separate agreement to market and sell all industrial and consumer products contemplated or developed under this agreement and to raise awareness for IMMERSIVE and SNNC to the public.

Section 2.05 Authorization, Validity and Enforceability of Agreements. SNNC has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments, and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively the “Agreements”) to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Agreements by SNNC and the consummation by SNNC of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of SNNC, and no other corporate proceedings on the part of SNNC are necessary to authorize the Agreements or to consummate the transactions contemplated hereby and thereby. The Agreements constitute the valid and legally binding obligation of SNNC and is enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. SNNC does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other party in order for it to consummate the transactions contemplated by any of the Agreements, other than filings that may be required or permitted under states securities laws, the Securities Act and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) resulting from the issuance of the SNNC Shares in connection with the Share Exchange.

Section 2.06 No Conflict or Violation. Neither the execution and delivery of the Agreements by SNNC, nor the consummation by SNNC of the transactions contemplated thereby will: (i) contravene, conflict with, or violate any provision of the SNNC Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which SNNC is subject; (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which SNNC is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of SNNC’s assets, including without limitation, the SNNC Shares.

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Section 2.07 Agreements. Except as disclosed on documents filed with the Securities and Exchange Commission (the “Commission”) or the Over-the-Counter Markets (OTC), SNNC is not a party to or bound by any contracts, including, but not limited to, any:

(a)	employment, advisory or consulting contract; and

(b)	plan providing for employee benefits of any nature, including any severance payments; and

(c)	lease with respect to any property or equipment; and

(d)	contract, agreement, understanding or commitment for any future expenditure in excess of $5,000 in the aggregate; and

(e)	contract or commitment pursuant to which it has assumed, guaranteed, endorsed, or otherwise become liable for any obligation of any other person, entity, or organization; or

(f)	agreement with any person relating to the dividend, purchase, or sale of securities, that has not been settled by the delivery or payment of securities when due, and which remains unsettled upon the date of this Agreement, except with respect to the SNNC Shares to be issued pursuant to this Agreement.

SNNC has provided to IMMERSIVE prior to the date of this Agreement, true, correct, and complete copies of each contract (whether written or oral), including each amendment, supplement, and modification thereto (the “SNNC Contracts”). SNNC shall satisfy all liabilities due under the SNNC Contracts as of the date of Closing. All such liabilities shall be satisfied or released at or prior to Closing.

Section 2.08 Litigation. There is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of SNNC, currently threatened against SNNC or any of its affiliates, that may affect the validity of this Agreement or the right of SNNC to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of SNNC, currently threatened against SNNC or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality, or arbitrator against or relating to SNNC or any of its affiliates. Neither SNNC nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by SNNC or any of its affiliates relating to SNNC currently pending or which SNNC or any of its affiliates intends to initiate.

Section 2.09 Compliance with Laws. SNNC has been, is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation, or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC or the applicable securities laws and rules and regulations of any state.

Section 2.10 Financial Statements; SEC or OTC Filings.

(a)	SNNC’s financial statements (the “Financial Statements”) contained in its periodic reports filed pursuant to the Pink Basic Disclosure Guidelines have been prepared in accordance with generally accepted accounting principles applicable in the United States of America (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated, except that those Financial Statements that are not audited do not contain all footnotes required by U.S. GAAP. The Financial Statements fairly present the financial condition and operating results of SNNC as of the dates, and for the periods indicated therein, subject to normal year-end audit adjustments. SNNC has no material liabilities (contingent or otherwise). SNNC is not a guarantor or indemnitor of any indebtedness of any other person, entity, or organization. SNNC maintains a standard system of accounting established and administered in accordance with U.S. GAAP.

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(b)	SNNC has made all filings with the OTC that it has been required to make under the Securities Act and the Exchange Act (the “Public Reports”). Each of the Public Reports has complied in all material respects pursuant to the Pink Basic Disclosure Guidelines or with the applicable provisions of the Securities Act, the Exchange Act, and the Sarbanes/Oxley Act of 2002 (the “Sarbanes/Oxley Act”) and/or regulations promulgated thereunder. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading. There has been no event, fact or circumstance that would cause any certification signed by any officer of SNNC in connection with any Public Report pursuant to the Sarbanes/Oxley Act to be untrue, inaccurate, or incorrect in any respect. There has been no revocation order, suspension order, injunction or other proceeding or law affecting the trading of SNNC’s common stock, it being acknowledged that none of SNNC’s securities are approved or listed for trading on any exchange or quotation system.

Section 2.11 Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, SNNC Board minutes and financial and other records of whatsoever kind of SNNC have been fully, properly, and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of SNNC. SNNC maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

Section 2.12 Employee Benefit Plans. SNNC does not have any “Employee Benefit Plan” as defined in the U.S. Employee Retirement Income Security Act of 1974 or similar plans under any applicable laws.

Section 2.13 No Debt Obligations. Other than the Notes and Contingent Liabilities disclosed in Schedule 2.15, SNNC will have no debt, obligations, or liabilities of any kind whatsoever other than with respect to the transactions contemplated hereby. SNNC is not a guarantor of any indebtedness of any other person, entity, or corporation.

Section 2.14 Liabilities. Notes to Santanu Das in the sum of $250,000. Convertible note to Mike Lovell in the sum of $50,000.

Section 2.15 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by SNNC to arise, between SNNC and any accountants and/or lawyers formerly or presently engaged by SNNC. SNNC is current with respect to fees owed to its accountants and lawyers.

Section 2.16 Absence of Undisclosed Liabilities. Except as specifically disclosed in the Public Reports: (A) there has been no event, occurrence or development that has resulted in or could result in a Material Adverse Effect; (B) SNNC has not incurred any liabilities, obligations, claims or losses, contingent or otherwise, including debt obligations, other than professional fees to be paid prior to Closing; (C) SNNC has not declared or made any dividend or distribution of cash or property to its shareholders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, or issued any equity securities other than with respect to transactions contemplated hereby; (D) SNNC has not made any loan, advance or capital contribution to or investment in any person or entity; (E) SNNC has not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business; (F) SNNC has not suffered any losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business; and (G) except for the Share Exchange, SNNC has not entered into any transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business.

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Section 2.17 No Integrated Offering. SNNC does not have any registration statement pending before the Commission or currently under the Commission’s review, except as contemplated under this Agreement, SNNC has not offered or sold any of its equity securities or debt securities convertible into shares of common stock.

Section 2.18 Employees.

(a)	SNNC has one (1) employee.

(b)	No director or officer of SNNC is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition, or proprietary rights agreement) with any other person that in any way adversely affects or will materially affect (a) the performance of his or her duties as a director or officer of SNNC or (b) the ability of SNNC to conduct its business.

Section 2.19 No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to SNNC or its respective businesses, properties, prospects, operations, or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by SNNC but which has not been so publicly announced or disclosed. SNNC has not provided to IMMERSIVE, or the IMMERSIVE Shareholders, any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by SNNC but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement and/or the Share Exchange.

Section 2.20 Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of SNNC or the SNNC Controlling Stockholders in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein and/or therein not misleading.

Section 2.21 No Assets or Real Property. Except as set forth on the most recent Financial Statements, SNNC does not have any assets of any kind. SNNC does not own or lease any real property.

Section 2.22 Interested Party Transactions. Except as disclosed herein and in the Public Reports, no officer, director or shareholder of SNNC or any affiliate or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such person or entity, has or has had, either directly or indirectly, (a) an interest in any person or entity which: (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by SNNC; or (ii) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish SNNC any goods or services; or (b) a beneficial interest in any contract or agreement to which SNNC is a party or by which it may be bound or affected.

Article III. Representations And Warranties of IMMERSIVE

Section 3.01 Financial Statements. IMMERSIVE has kept all books and records since inception and such financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) consistently applied throughout the periods involved. The balance sheets are true and accurate and present fairly, as of their respective dates, the financial condition of IMMERSIVE. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, including but not limited to any previous tax liability, IMMERSIVE had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with U.S. GAAP, and all assets reflected therein are properly reported and present fairly the value of the assets of IMMERSIVE, in accordance with U.S. GAAP. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by U.S GAAP.

(a)	IMMERSIVE has duly allowed for all taxation reasonably foreseeable, and IMMERSIVE has made all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.

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(b)	The books and records, financial and otherwise, of IMMERSIVE are, in all material aspects, complete and correct and have been maintained in accordance with good business and accounting practices.

(c)	All of IMMERSIVE’s assets are reflected within its financial statements, and IMMERSIVE has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise which is not reflected in its financial statements.

Section 3.02 Information. The information concerning IMMERSIVE set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.03 Absence of Certain Changes or Events. As of the date of this Agreement, (a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of IMMERSIVE; and (b) IMMERSIVE has not: (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (ii) made any material change in its method of management, operation or accounting; (iii) entered into any other material transaction other than sales in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees.

Section 3.04 Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of IMMERSIVE after reasonable investigation, threatened by or against IMMERSIVE or affecting IMMERSIVE or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. IMMERSIVE does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

Section 3.05 No Conflict with Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate, or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which IMMERSIVE is a party or to which any of its assets, properties or operations are subject.

Section 3.06 Compliance with Laws and Regulations. To the best of its knowledge, IMMERSIVE has complied with all applicable statutes and regulations, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of IMMERSIVE or except to the extent that noncompliance would not result in the occurrence of any material liability for IMMERSIVE. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 3.07 Approval of Agreement. The Board of Directors of IMMERSIVE has authorized the execution and delivery of this Agreement by IMMERSIVE and has approved this Agreement and the transactions contemplated hereby.

Section 3.08 Valid Obligation. This Agreement and all agreements and other documents executed by IMMERSIVE in connection herewith constitute the valid and binding obligation of IMMERSIVE, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

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Section 3.09 No Undisclosed Liabilities. Except as and to the extent specifically reflected or reserved against in the Interim Financial Statements and except as incurred in the ordinary course of business since the date of the Interim Financial Statements, IMMERSIVE has no material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect to any such liability or obligation) and no facts or circumstances exist which, with notice or the passage of time or both, could reasonably be expected to result in any material claims against or obligations or liabilities of IMMERSIVE.

Article IV. Representations And Warranties of IMMERSIVE Shareholders

Each of the IMMERSIVE Shareholders hereby severally and not jointly represent and warrant to SNNC:

Section 4.01 Authority. Such IMMERSIVE Shareholder has the right, power, authority, and capacity to execute and deliver this Agreement to which such IMMERSIVE Shareholders are each a party, to consummate the transactions contemplated by this Agreement to which such IMMERSIVE Shareholder is each a party, and to perform such IMMERSIVE Shareholders’ obligations under this Agreement to which such IMMERSIVE Shareholders is a party. This Agreement has been duly and validly authorized and approved, executed, and delivered by such IMMERSIVE Shareholders. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than such IMMERSIVE Shareholder, this Agreement is duly authorized, executed and delivered by such IMMERSIVE Shareholders and constitutes the legal, valid and binding obligations of such IMMERSIVE Shareholder, enforceable against such IMMERSIVE Shareholders in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

Section 4.02 No Conflict. Neither the execution or delivery by such IMMERSIVE Shareholder of this Agreement to which such IMMERSIVE Shareholder is a party nor the consummation or performance by such IMMERSIVE Shareholder of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the organizational documents of such IMMERSIVE Shareholders (if such IMMERSIVE Shareholder is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which such IMMERSIVE Shareholders is a party or by which the properties or assets of such IMMERSIVE Shareholder is bound; or (c) contravene, conflict with, or result in a violation of, any law or order to which such IMMERSIVE Shareholder, or any of the properties or assets of such IMMERSIVE Shareholder, may be subject.

Section 4.03 Litigation. There is no pending Action against such IMMERSIVE Shareholder that involves the IMMERSIVE Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the business of IMMERSIVE and, to the knowledge of such IMMERSIVE Shareholder, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

Section 4.04 Acknowledgment. Such IMMERSIVE Shareholder understands and agrees that the SNNC Shares to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the SNNC Shares is being affected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation D promulgated thereunder or Regulation S for offers and sales of securities outside the U.S.

Section 4.05

Section 4.06 Ownership of Shares. Such IMMERSIVE Shareholder is both the record and beneficial owner of the IMMERSIVE Shares. Such IMMERSIVE Shareholder is not the record or beneficial owner of any other shares of IMMERSIVE. Such IMMERSIVE Shareholder has and shall transfer at the Closing, good and marketable title to the IMMERSIVE Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law.

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Section 4.07 Pre-emptive Rights. Such IMMERSIVE Shareholder has no pre-emptive rights or any other rights to acquire any shares of IMMERSIVE that have not been waived or exercised.

Article V. Conditions To Obligations of IMMERSIVE And the IMMERSIVE Shareholders

The obligations of IMMERSIVE to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by IMMERSIVE or such of the IMMERSIVE Shareholders, as the case may be, at their sole discretion:

Section 5.01 Representations and Warranties of SNNC. All representations and warranties made by SNNC in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

Section 5.02 Agreements and Covenants. SNNC shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

Section 5.03 Approval by Majority Consent. The holders of at least a majority (51%) of the outstanding equity shares of SNNC must approve this Agreement by written consent, in accordance with the requirements of Nevada Revised Statutes, within ten (10) days Closing Date.

Section 5.04 Approval by Board. The Board of Directors of SNNC must approve this Agreement by written consent, in accordance with the requirements of Nevada Revised Statutes, within ten (10) days of the Closing Date.

Section 5.05 Consents and Approvals. All consents, waivers, authorizations, and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.06 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of SNNC shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.07 Other Closing Documents. IMMERSIVE shall have received such certificates, instruments, and documents in confirmation of the representations and warranties of SNNC, SNNC’s performance of its obligations hereunder, and/or in furtherance of the transactions contemplated by this Agreement as the IMMERSIVE Shareholders and/or their counsel may reasonably request.

Section 5.08

Section 5.09 No Material Adverse Effect. There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to SNNC.

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Article VI. Conditions to Obligations of Sibannac.

The obligations of SNNC to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by SNNC in its sole discretion:

Section 6.01 Representations and Warranties of IMMERSIVE and the IMMERSIVE Shareholders. All representations and warranties made by IMMERSIVE and the IMMERSIVE Shareholders on behalf of themselves individually in this Agreement shall be true and correct on and as of the Closing Date.

Section 6.02 Approval by Majority Consent. The holders of at least a majority (51%) of the outstanding equity shares of IMMERSIVE must approve this Agreement by written consent, in accordance with the requirements of Nevada Revised Statutes, within ten (10) days Closing Date.

Section 6.03 Approval by Board. The Board of Directors of IMMERSIVE must approve this Agreement by written consent, in accordance with the requirements of Nevada Revised Statutes, within ten (10) days of the Closing Date.

Section 6.04 Agreements and Covenants. IMMERSIVE and the IMMERSIVE Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

Section 6.05 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.06 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of IMMERSIVE shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.07 Other Closing Documents. SNNC shall have received such certificates, instruments, and documents in confirmation of the representations and warranties of IMMERSIVE and the IMMERSIVE Shareholders, the performance of IMMERSIVE’s and the IMMERSIVE Shareholders’ respective obligations hereunder and/or in furtherance of the transactions contemplated by this Agreement as SNNC or its counsel may reasonably request.

Section 6.08 Documents. IMMERSIVE and the IMMERSIVE Shareholders must deliver to SNNC at the Closing:

(a)	share certificates evidencing the number of IMMERSIVE Shares, along with executed share transfer forms transferring such IMMERSIVE Shares to SNNC; and

(b)	this Agreements to which the IMMERSIVE and the IMMERSIVE Shareholders are each a party, duly executed; and

(c)	such other documents as SNNC may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of IMMERSIVE and the IMMERSIVE Shareholders, (B) evidencing the performance of, or compliance by IMMERSIVE and the IMMERSIVE Shareholders with, any covenant or obligation required to be performed or complied with by IMMERSIVE and the IMMERSIVE Shareholders, as the case may be, (C) evidencing the satisfaction of any condition referred to in this Article VI, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

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Section 6.09 No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any person, any claim asserting that such person (a) is the holder of or has the right to acquire or to obtain beneficial ownership of the IMMERSIVE Shares, or any other stock, voting, equity, or ownership interest in, IMMERSIVE, or (b) is entitled to all or any portion of the SNNC Shares.

Article VII. Subsequent Conditions

Section 7.01 Spin-Out of Certain Assets and Liabilities.

49% or 12,250,000 to IMMERSIVE new entity.

Section 7.02 Operating agreement

The new IMMERSIVE spin-out entity shall have an operating agreement to be approved by SNNC. A royalty of $0.09 per pre-roll or unit (i.e. shots, bottles, etc. of any of its products shall be earned by contributors and creators of the IP (Karl), to be contained in the said Operating Agreement.

Article VIII.Survival and Indemnification

Section 8.01 Survival of Provisions. The respective representations, warranties, covenants, and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the first day of the Two-year anniversary of the Closing Date (the “Survival Period”). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

Section 8.02 Indemnification.

(a)	Indemnification Obligations in favor of the SNNC Controlling Stockholders. From and after the Closing Date until the expiration of the Survival Period, IMMERSIVE shall reimburse and hold harmless each of the SNNC Controlling Stockholders (such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “SNNC Indemnified Party”) against and in respect of any and all damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by such SNNC Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any SNNC Indemnified Party, which arises or results from a third- party claim brought against a SNNC Indemnified Party to the extent based on a breach of the representations and warranties with respect to the business, operations or assets of IMMERSIVE. All claims of SNNC pursuant to this Section 8.02 shall be brought by the SNNC Controlling Stockholders on behalf of SNNC and those Persons who were stockholders of SNNC immediately prior to the Closing Date. In no event shall any such indemnification payments exceed $50,000 in the aggregate from IMMERSIVE. No claim for indemnification may be brought under this Section 8.02(a) unless all claims for indemnification, in the aggregate, total more than $10,000.

(b)	Indemnification Obligations in favor of IMMERSIVE and the IMMERSIVE Shareholders. From and after the Closing Date until the expiration of the Survival Period, the SNNC Controlling Stockholders shall indemnify and hold harmless IMMERSIVE, the IMMERSIVE Shareholders, and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may “control” (within the meaning of the Securities Act) any of the forgoing persons or entities (each a “IMMERSIVE Indemnified Person”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees (collectively, “Damages”) arising out of: (i) any breach of representation or warranty made by SNNC or the SNNC Controlling Stockholders in this Agreement, and in any certificate delivered by SNNC or the SNNC Controlling Stockholders pursuant to this Agreement; (ii) any breach by SNNC or the SNNC Controlling Stockholders of any covenant, obligation or other agreement made by SNNC or the SNNC Controlling Stockholders in this Agreement; and (iii) a third-party claim based on any acts or omissions by SNNC or the SNNC Controlling Stockholders. In no event shall any such indemnification payments exceed $50,000 in the aggregate from SNNC. No claim for indemnification may be brought under this Section 8.02(b) unless all claims for indemnification, in the aggregate, total more than $10,000.

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Article IX. Miscellaneous Provisions

Section 9.01 Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non- disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 9.02 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.03 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs, and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 9.04 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or 7 days after being sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to IMMERSIVE or the IMMERSIVE Shareholders, to:

IMMERSIVE Brand Concepts, Inc.

30 N Gould St, Suite R, Sheridan, WY 82801, or

35540 E. CR1600, Paul’s Valley, OK 73075

If to SIBANNAC

Sibannac, Inc.

9535 E Doubletree Ranch Rd Ste 120, Scottsdale, AZ 85258-5546

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.04 are concerned unless notice of such change shall have been given to such other party hereto as provided in this Section 9.04.

Section 9.05 Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.06 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible to be valid and enforceable.

Section 9.07 Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

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Section 9.08 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Fax and PDF copies shall be considered originals for all purposes.

Section 9.09 Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of Arizona, and/or the U.S. District Court for Arizona, Southern District, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.04.

Section 9.10 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Arizona without giving effect to the choice of law provisions thereof.

Section 9.12 Disputes. In the event of a dispute between the Parties and the Parties are not able to reach an agreement, the Parties then agree to first submit to non-binding mediation within 30 days of notification of said dispute being unresolved. If mediation fails, or if any of the Parties choose to not submit to non-binding mediation within the designated timeframe, then all Parties agree that the non-responding Party(s) waives mediation – and the next step of binding arbitration is to begin within 45 days of notification of the mediation settlement being unsuccessful unless agreed to a different timeframe by mutual agreement. Parties prefer to utilize an independent mediator/arbitrator, but also agree to formally accept AAA (American Arbitration Association) office closest to the location of the proposed mediation as an option if AAA is preferred. Further, if any of the Parties chooses not to participate in arbitration, then all Parties agree that the arbitrator is none the less still bound to provide a finding on the matter within 45 days from the mediation cutoff date of the Parties (or Party) having submitted their summary. In the event of any litigation between the Parties arising from this Agreement, the prevailing Party(s) shall be awarded its costs of suit, including reasonable attorney’s fees.

(a)	Notwithstanding anything to the contrary in this Agreement: The parties recognize that their business relationships may give rise to the need for one or more of the parties to seek emergency, provisional, or summary judicial relief to, among other things, repossess and sell or otherwise dispose of goods, equipment and/or fixtures, to prevent the sale or transfer of goods, equipment, fixtures, and other real and personal property, to protect real or personal property from injury, to obtain possession of real property, to enforce indemnification rights, and for temporary injunctive relief. Immediately following the issuance of any such relief, the parties agree to the stay of any judicial proceedings pending mediation or arbitration of all underlying claims between the parties. The parties recognize that, under applicable law, the arbitrators may not have the power to order equitable relief and the parties do not by this Agreement waive any rights they may have to seek and enforce equitable relief. Therefore, any claims for equitable relief that cannot be fully awarded by the arbitrators are outside the scope of this Agreement and the parties are free to pursue civil remedies for such claims. Any such claim(s) shall be brought in the Cleveland, Ohio Court. Nothing shall restrict the right of a party to file counterclaims, cross claims or third-party claims in any litigation brought by a third party.

(b)	Depositions, other than those taken in lieu of live testimony, shall not be taken except under the arbitrators' finding of special need. The parties shall be entitled to conduct document discovery in accordance with a procedure where responses to information requests shall be made within 45 days from their receipt. The parties knowingly and voluntarily waive their rights to have any Dispute tried and adjudicated by a judge or a jury.

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(c)	Judgment upon the award rendered may be entered in any court having jurisdiction. Notwithstanding the foregoing, upon the application by either party to a court for an order confirming, modifying, or vacating the award, the court shall have the power to review whether, as a matter of law based on the findings of fact determined by the arbitrator(s), the award should be confirmed, modified or vacated in order to correct any errors of law made by the arbitrator(s). In order to effectuate such judicial review limited to issues of law, the parties agree (and shall stipulate to the court) that the findings of fact made by the arbitrator(s) shall be final and binding on the parties and shall serve as the facts to be submitted to and relied upon by the court in determining the extent to which the award should be confirmed, modified or vacated.

(d)	Except as otherwise required by law, the parties and the arbitrator(s) shall keep confidential and not disclose to third parties any information or documents obtained in connection with arbitration process, including the resolution of the Dispute. If either party fails to proceed with arbitration as provided in this Agreement, or unsuccessfully seeks to stay the arbitration, or fails to comply with the arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party may be entitled to be awarded costs, including reasonable attorneys' fees, paid or incurred in successfully compelling such arbitration or defending against the attempt to stay, vacate, or modify such arbitration award and/or successfully defending or enforcing the award, the determination of awarding costs to be made by the arbitrator(s).

Section 9.13 Amendments and Waivers. Except as otherwise provided herein, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SIBANNAC, INC. (“SNNC”).

/s/ David Mersky
Name:	David Mersky
Title:	Chief Executive Officer and Board Member

IMMERSIVE BRAND CONCEPTS, INC. (“IMMERSIVE”).

/s/ Karl Gottschalk
Name:	Karl Gottschalk
Title:	Chief Executive Officer, Board Member, Common and Preferred Shareholder

/s/ Troy Bohlke
Name:	Troy Bohlke
Title:	VP of Sales, Board Member, Common and Preferred Shareholder

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SCHEDULE A

IMMERSIVE BRAND CONCEPTS, INC.

COMMON SHAREHOLDERS

1.	The following shareholders

o	Karl Gottschalk
o	Troy Bohlke
o	We need to list anyone else out.

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SCHEDULE B

ASSETS TO BE ACQUIRED

All intellectual Property (IP)

1.	The following provisional assets

o	Trademark the name of company.
o	17 specific separate formulations.

2.	Other assets

o

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SCHEDULE C

PREFERRED SHAREHOLDERS OF IMMERSIVE

2.	The following preferred shareholders

o	Karl Gottschalk
o	Troy Bohlke

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SCHEDULE D

SNNC CONTROLLING SHAREHOLDERS

1.	David Mersky - 10,000,000 Series A Convertible Preferred Shares of stock

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SCHEDULE E

PROMISSORY NOTE OF SNNC

Follows next pages

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SIBANNAC, INC.

PROMISSORY NOTE

$2,000,000	January 13, 2023

FOR VALUE RECEIVED, SIBANNAC, INC., a Nevada corporation (the "Borrower"), promises to pay to the order of IMMERSIVE Brand Concepts, Inc., whose address is 30 N Gould St, Suite R, Sheridan, WY 82801 (''Lender''), or its registered assigns, in lawful money of the United States of America the principal sum of Two Million ($2,000,000) Dollars, together with interest from the date of this Note on the unpaid principal balance at the Interest Rate (as defined below).

Maturity Date; Payment.

(a) All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of within Fourteen (14) Months of the execution of the share exchange agreement between the parties hereto consummating Borrower’s acquisition of Lender, IMMERSIVE, Inc. After the date first set forth above such amounts are declared due and payable by the Lender or made automatically due and payable in accordance with the terms hereof (the "Maturity Date").

(b) All payments shall be made in lawful money of the United States of America at the address of Lender set forth elsewhere herein, or at such other place as Lender hereof may from time to time designate in writing to the Borrower. Any and all proceeds to be paid under this note shall be funded solely by proceeds of an S-1 offering circular to be approved by the U.S. Securities and Exchange Commission on behalf of Immersive.

(c) Payments shall be credited first to costs incurred by the Lender and properly chargeable to the Borrower under this Note, if any, then to accrued interest due and payable and the remainder applied to principal.

2. Interest. The note shall not bear additional accrued interest.

3. Events of Default. The occurrence (for any reason whatsoever and whether such happening shall be voluntary or involuntary or come about or be affected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) of anyone or more of the following events shall constitute an event of default hereunder (each an "Event of Default"). In lieu of cash payment, borrower may tender to Immersive the 12,750,000 shares of Immersive stock held by borrower.

(a) If the Borrower fails to make payment in full of the principal and interest due under this Note on the Maturity Date;

(a) If the Borrower shall: admit in writing its inability to pay its debts generally as they become due; file a petition in bankruptcy or a petition to take advantage of any insolvency act; make an assignment for the benefit of creditors; consent to the appointment of a receiver of the whole or any substantial part of its property; on a petition in bankruptcy filed against it, be adjudicated as bankrupt; or file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district or territory thereof.

Upon the occurrence of any Event of Default, Lender may, so long as such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to the Borrower, and exercise any or all remedies available under applicable law, all of which shall be cumulative and not alternative such that the exercise of one or more remedies shall not preclude the concurrent or subsequent exercise of one or more other remedies.

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4. Assignment. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Borrower without the prior written consent of Lender. Subject to the restrictions on transfer described in Section 8, this Note may be assigned by Lender.

5. Treatment of Note. To the extent permitted by generally accepted accounting principles, the Borrower will treat, account and report the Note as debt and not equity for accounting purposes and with respect to any returns filed with federal, state or local tax authorities.

6. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a)upon personal or electronic delivery to the party to be notified, (b) upon the date of confirmed delivery after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the following addresses or at such other address as such party may designate by written notice to the other party hereto:

If to the Borrower, at the following address:

Sibannac, Inc.

Attn: President/CEO

9535 E Doubletree Ranch Road, Ste 120

Scottsdale, AZ 85258

Email:david@thecampusco.com

If to Lender, at the following address:

IMMERSIVE Brand Concepts, Inc.

Attn: Karl Gottschalk

30 N Gould St, Suite R

Sheridan, WY 82801

Email: KarlGottsch82@gmail.com

And

IMMERSIVE Brand Concepts, Inc.

Attn: Karl Gottschalk

335540 E. CR1600

Paul’s Valley, OK 73075

7. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Arizona. If any action at law or in equity is necessary to enforce or interpret the terms of this Note, venue shall be exclusively vested in the state or federal courts located in Maricopa County, State of Arizona. Borrower and Lender each hereby irrevocably and unconditionally submits to the personal jurisdiction of such courts and waives any objections (whether substantive or procedural) based upon lack of personal jurisdiction, improper or inconvenient venue or the like. Borrower and Lender irrevocably waive trial by jury in action or proceeding related to or arising from this Agreement.

8. Collection. Should it become necessary to collect this Note through an attorney, the Borrower shall pay all costs incurred by or accruing to Lender in making such collection, including reasonable attorneys' fees.

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9. Certain Waivers. The Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Note. Subject to the foregoing, no waiver by any Party of any provision of this Note or any default, misrepresentation or breach of covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation or breach of warranty or covenant.

10. Severability. In the event that one or more of the provisions of this Note shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

11. Interpretation. This Note shall be fairly interpreted in accordance with its terms without any strict construction in favor of or against either party, or ambiguities shall not be interpreted against the drafting party. In interpreting this Note, the word "or" shall not be construed as exclusive, and the word "including" shall not be construed as limiting. The headings herein are for reference only and shall not define or limit the provisions hereof.

12. Entire Agreement. This Note constitutes the entire understanding of the patties with respect to the subject matter hereof, and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated on or subsequent to the date hereof, and duly approved and executed by the Borrower and Lender, and make specific reference to this Note.

Sibannac, Inc.,

a Nevada corporation

By: /s/ David Mersky

      David Mersky, President/CEO

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DocuSign Envelope ID: 8ACD1A0A-F300-4056-8B33-603F609BE4E8

SCHEDULE F

BENCHMARKS FOR EARN-BACK OF PORTIONS OF

SNNC'S REMAINING 30% POSITION OF IMMERSIVE STOCK

SNNC's %	Earn-Back %	Annual EBITDA Earnings to Earn Back 1% of SNNC 30% Capped at 15%	Increase Factor	SNNC's % Valuation Based on 10x EBITDA
30%		$ 10,000,000		$ 30,000,000
29%	1%	$ 12,500,000	$ 1,500,000	$ 36,250,000
28%	1%	$ 14,000,000		$ 39,200,000
27%	1%	$ 15,500,000		$ 41,850,000
26%	1%	$ 17,000,000		$ 44,200,000
25%	1%	$ 18,500,000		$ 46,250,000
24%	1%	$ 20,000,000		$ 48,000,000
23%	1%	$ 21,500,000		$ 49,450,000
22%	1%	$ 23,000,000		$ 50,600,000
21%	1%	$ 24,500,000		$ 51,450,000
20%	1%	$ 26,000,000		$ 52,000,000
19%	1%	$ 28,500,000	$ 2,500,000	$ 54,150,000
18%	1%	$ 31,000,000		$ 55,800,000
17%	1%	$ 33,500,000		$ 56,950,000
16%	1%	$ 36,000,000		$ 57,600,000
15%	1%	$ 38,500,000		$ 57,750,000
14%	1%	$ 43,500,000	$ 5,000,000	$ 60,900,000
13%	1%	$ 48,500,000		$ 63,050,000
12%	1%	$ 53,500,000		$ 64,200,000
11%	1%	$ 58,500,000		$ 64,350,000
10%	1%	$ 63,500,000		$ 63,500,000
10%	0%	$ 68,500,000		$ 68,500,000
10%	0%	$ 73,500,000		$ 73,500,000
10%	0%	$ 78,500,000		$ 78,500,000
10%	0%	$ 83,500,000		$ 83,500,000

SCHEDULE F BENCHMARKS FOR EARN - BACK OF PORTIONS OF SNNC’S REMAINING 30% POSITION OF IMMERSIVE STOCK As noted in Section 1.04 - IMMERSIVE would reclaim 21% of its initial 25 million initial shares of SNNC’s 51% position leaving SNNC with a 30% position as a result of any one of the following: I. Independent investment of $2,000,000, or II. Commencing at month 13 following closing, one month of gross income of $500,000, or III. Sale of company to third - party, or IV. Mutual agreement to substitute SNNC shares in lieu of IMMERSIVE shares. Section 1.05 covers further earn - back of additional shares of SNNC’s remaining 30% position of IMMERSIVE stock based on various benchmarks. The additional earn - back is not to exceed 20% of the 25,000,000 shares at the time of the acquisition (or 66.6% of the SNNC’s remaining 30% position) resulting in 10% remaining to SNNC. The additional earn - back commences after IMMERSIVE’s fiscal Topline Sales Revenue earnings reach $10,000,000. For each additional increase of $1,500,000 of fiscal Topline Sales Revenue earnings, IMMERSIVE receives an additional 1% of SNNC’s portion of the 25,000,000 initial shares. After IMMERSIVE reaches $26,000,000 of annual Topline Sales Revenue earnings, SNNC has 20% remaining shares of IMMERSIVE’s initial 25,000,000 shares. At this point, the earn - back for the next collective 5% is done so starting when IMMERSIVE reaches $38,500,000 of Topline Sales Revenue fiscal annual earnings and steps up by 1% for each additional $10,000,000 of Topline Sales Revenue annual earnings. Upon reaching $38,500,000 of Topline Sales Revenue fiscal annual earnings, IMMERSIVE has now earned back half of SNNC’s 30% position with SNNC having a remaining position of 15%. At this point, the earn - back for the next 5% is done so starting when IMMERSIVE reaches $63,500,000 of Topline Sales Revenue annual earnings and steps up by 1% for each additional $25,000,000 of Topline Sales Revenue annual earnings. Upon reaching $63,500,000 of Topline Sales Revenue fiscal annual earnings, SNNC remains with 10% that can be reduced no further unless agreed upon by all Parties. The chart shows the milestones, and the last column was an attempt to establish a potential valuation of the remaining position held by SNNC based on an estimated 10x Topline Sales Revenue earnings. SNNC's % Valuation Based on 10x EBITDA Increase Factor Annual EBITDA Earnings to Earn Back 1% of SNNC 30% Capped at 15% Earn - Back % SNNC's % $ 30,000,000 $ 10,000,000 30% $ 36,250,000 $ 1,500,000 $ 12,500,000 1% 29% $ 39,200,000 $ 14,000,000 1% 28% $ 41,850,000 $ 15,500,000 1% 27% $ 44,200,000 $ 17,000,000 1% 26% $ 46,250,000 $ 18,500,000 1% 25% $ 48,000,000 $ 20,000,000 1% 24% $ 49,450,000 $ 21,500,000 1% 23% $ 50,600,000 $ 23,000,000 1% 22% $ 51,450,000 $ 24,500,000 1% 21% $ 52,000,000 $ 26,000,000 1% 20% $ 54,150,000 $ 2,500,000 $ 28,500,000 1% 19% $ 55,800,000 $ 31,000,000 1% 18% $ 56,950,000 $ 33,500,000 1% 17% $ 57,600,000 $ 36,000,000 1% 16% $ 57,750,000 $ 38,500,000 1% 15% $ 60,900,000 $ 5,000,000 $ 43,500,000 1% 14% $ 63,050,000 $ 48,500,000 1% 13% $ 64,200,000 $ 53,500,000 1% 12% $ 64,350,000 $ 58,500,000 1% 11% $ 63,500,000 $ 63,500,000 1% 10% $ 68,500,000 $ 68,500,000 0% 10% $ 73,500,000 $ 73,500,000 0% 10% $ 78,500,000 $ 78,500,000 0% 10% $ 83,500,000 $ 83,500,000 0% 10%

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